Exhibit 10.52

WILLBROS GROUP, INC.

MANAGEMENT SEVERANCE PLAN
FOR SENIOR MANAGEMENT - CANADA

WILLBROS GROUP, INC.
MANAGEMENT SEVERANCE PLAN
FOR SENIOR MANAGEMENT - CANADA
Table of Contents

. DEFINITIONS	1
1.1Definitions    1

. ELIGIBILITY	6
2.1Participation    6
2.2Duration of Participation    6

. SEVERANCE BENEFIT	7
3.1Right to Severance Benefit    7
3.2Terminations Which Do Not Give Rise to a Severance Benefit    7
3.3Not Used    7
3.4Payment Date Limitation    7
3.5Waiver and Release    7
3.6Breach of Covenants    8

. ARTICLE NOT USED	8

. NO SET-OFF OR MITIGATION	8
5.1No Set-off    8
5.2No Mitigation    8

. RESTRICTIVE COVENANTS	8
6.1Confidential and Proprietary Information    8

6.2Non-Competition    9
6.3Non-Solicitation    10
6.4Intellectual Property    11
6.5Non-Disparagement    12
6.6Reasonableness of Restrictive Covenants    12
6.7Right to Injunction; Survival of Undertakings    13

. NON-EXCLUSIVITY OF RIGHTS	13
7.1Waiver of Certain Other Rights    13
7.2Other Rights    13
7.3No Right to Continued Employment    14

. PARTICIPATING EMPLOYERS	14

. SUCCESSOR TO EMPLOYER	14

. DURATION AND AMENDMENT	14
10.1Duration    14
10.2Amendment    14
10.3Notices    15

. ARTICLE NOT USED	15

. MISCELLANEOUS	15
12.1Indemnification    15
12.2Employment Status    15
12.3Validity and Severability    15

12.4Governing Law    15
12.5Withholding and Payment of Taxes    15
12.6Obligations Unfunded    16
12.7Construction    16
EXHIBIT A17
ACKNOWLEDGMENT20
ACCEPTANCE OF PARTICIPATION IN THE WILLBROS GROUP, INC. MANAGEMENT SEVERANCE PLAN FOR SENIOR MANAGEMENT - CANADA1

WILLBROS GROUP, INC.
MANAGEMENT SEVERANCE PLAN
FOR SENIOR MANAGEMENT - CANADA
(Effective October 30, 2014)
WILLBROS GROUP, INC. (the "Company") hereby adopts the WILLBROS GROUP, INC. MANAGEMENT SEVERANCE PLAN FOR SENIOR MANAGEMENT - CANADA, hereinafter referred to as the "Plan," for the benefit of certain designated participants.

Article 1. DEFINITIONS
1.1    Definitions
In addition to the terms defined elsewhere herein, the following words and phrases, when used herein with initial capital letters, shall have the following respective meanings:

1.1.1	Not Used

1.1.2
"Affiliate" means any Person (including a Subsidiary) that directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with the Company. For purposes of this definition the term "control" with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise.

1.1.3
"Annual Base Compensation" means the amount a Participant is entitled to receive as wages or salary on an annualized basis, excluding all bonus, overtime and incentive compensation, payable by an Employer as consideration for the Participant's services, in effect on the Termination Date..

1.1.4	"Board" means the Board of Directors of the Company.

1.1.5	"Cause" means any one or more of the following:

(a)	Participant's conviction for any indictable offence, or for theft or fraud or any similar criminal offence;

(b)	Participant's wilful or reckless material misconduct in the performance of his duties;

(c)
Participant's wilful or reckless violation or disregard of any covenants of Article 6 of the Plan, the code of business conduct and ethics of the Company or an Affiliate or, if applicable, the code of ethics for CEO and senior financial officers;

(d)	Participant's material wilful or reckless violation or disregard of a policy of the Company or an Affiliate; or

(e)	Participant's habitual or gross neglect of his duties;
provided, however, that for purposes of clauses (b) and (e), Cause shall not include any one or more of the following:

(i)	bad judgment or negligence, other than Participant's habitual neglect of duties or gross negligence;

(ii)
any act or omission in compliance with law and policies of the Company and its Affiliates that is reasonably believed by the Participant in good faith, after reasonable investigation, to have been in or not opposed to the best interest of the Company or an Affiliate (without intent of the Participant to gain, directly or indirectly, a profit to which Participant was not legally entitled); or

(iii)
any act or omission with respect to which a determination could properly have been made by the Board that Participant had satisfied the applicable standard of conduct for indemnification or reimbursement under the

Company's certificate of incorporation, by-laws, Board resolutions, any applicable indemnification agreement, or applicable law, in each case as in effect at the time of such act or omission; and
further provided that, for purposes of clauses (b) through (е), if an act, or a failure to act, which was done, or omitted to be done, by Participant in good faith and with a reasonable belief, after reasonable investigation, that Participant's act, or failure to act, was in the best interest of the Company or an Affiliate or was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within ten (10) business days after Participant is given written notice of such breach that specifically refers to this Section, Participant cures such breach to the fullest extent that it is curable. With respect to the above definition of Cause, no act or conduct by Participant will constitute Cause if Participant acted:

(i)
in accordance with the instructions or advice of counsel representing the Company or if there was a conflict such that Participant could not consult with counsel representing the Company, other qualified counsel, or

(ii)	as required by legal process.

1.1.6	Not Used

1.1.7	Not Used

1.1.8	"Committee" means the three Persons who are the General Counsel of the Company, the Human Resources Director (Enterprise Support), and the Senior Vice President, (Enterprise Support).

1.1.9	"Company" means Willbros Group, Inc., a Delaware corporation, and any successor thereto.

1.1.10
"Competitive Business" means, as of any date, any individual or entity (and any branch, office, or operation thereof) which engages in, or proposes to engage in (with Participant's assistance) any of the following in which the Participant has directly worked on behalf of the Company or a Canadian Affiliate (defined in Section 6.2.1 below) during the twelve (12) months preceding the Termination Date:

(i)
engineering, construction, turnaround, maintenance, life cycle extension services or facilities development or operations services to the oil, gas, power, refining or petrochemical industries, including, without limitation, designing, constructing, upgrading or repairing midstream infrastructure such as pipelines, compressor stations or related facilities for onshore and coastal locations as well as downstream facilities, such as refineries;

(ii)	engineering or construction services for the electric power transmission and distribution markets; and

(iii)
any other business actively engaged in by the Company or any Canadian Affiliate which represents for any calendar year or is projected by the Company or any Canadian Affiliate (as reflected in a business plan adopted by the Company or any Canadian Affiliate before Participant's Termination Date) to yield during any year during the first three fiscal year periods commencing on or after Participant's Termination Date, more than 5% of the gross revenue of the Willbros Parties, and, in either case, which is located:

(x)	anywhere in the Western Canadian Provinces (defined in Section 6.2.1 below), or

(y)
anywhere outside of the Western Canadian Provinces where any Canadian Affiliate is then performing work, or proposes as of the Termination Date to perform work to the knowledge of the Participant, in any of these activities.

1.1.11
"Confidential and Proprietary Information" means any non-public information of any kind or nature in the possession of the Company or any Affiliate, including, without limitation, ideas, processes, methods, systems, procedures, designs, innovations, devices, inventions, discoveries, know-how, data, techniques, models, lists of former, present and prospective customers, vendors, suppliers and employees, marketing, business or strategic plans, pricing structure, financial information, research and development information, trade secrets or other subject matter relating to the Company's or an Affiliate's products, services, businesses, operations, employees, customers or suppliers, whether in tangible or intangible form, including:

(i)	any information that gives the Company or any Affiliate a competitive advantage in the businesses in which the Company or an Affiliate is engaged, or

(ii)	any information obtained by the Company or any Affiliate from third parties to which the Company or an Affiliate owes a duty of confidentiality, or

(iii)
any information that was learned, discovered, developed, conceived, originated or prepared during or as a result of the Participant's performance of any services on behalf of the Company or any Affiliate.

Notwithstanding the foregoing, "Confidential and Proprietary Information" shall not include:

(i)	information that is or becomes generally known to the public through no fault of Participant;

(ii)
information obtained on a non-confidential basis from a third party other than the Company or any Affiliate, which third party disclosed such information without breaching any legal, contractual or fiduciary obligation; or

(iii)	information approved for release by written authorization of the Company.

1.1.12	"Disability" means any medically determinable physical or mental impairment of Participant where he:

(a)
is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(b)
is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for а continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of Participant's Employer.

1.1.13
"Effective Date" means October 30, 2014 as to this Plan with respect to the Company and each Subsidiary that adopts the Plan as of such date. If а Subsidiary adopts the Plan after such date, then the Effective Date for such Subsidiary and its Employees who are Participants shall be the date specified in the document by which the Subsidiary adopts the Plan.

1.1.14	"Employee" means an employee of an Employer.

1.1.15
"Employer" means the Company or, if Participant is not employed by the Company, a Subsidiary that employs the Participant and which has adopted the Plan pursuant to Article 8 hereof, and the successor of either (provided, in the case of a Subsidiary, that each successor is also a Subsidiary).

1.1.16	Not Used

1.1.17	Not Used

1.1.18	Not Used

1.1.19	“Notice of Termination” means a written notice of a Separation from Service, if applicable, given in accordance with Section 10.3 that sets forth:

(a)	the specific termination provision in the Plan relied on by the party giving such notice,

(b)	in reasonable detail the specific facts and circumstances claimed to provide a basis for such Separation from Service, and

(c)	if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

1.1.20	"Participant" means an Employee selected for participation in the Plan pursuant to Section 2.1 hereof.

1.1.21	"Payment Date" means the date which is the sixtieth (60th) day after the date of a Separation from Service as to which a Severance Benefit is payable.

1.1.22
"Person" means any individual, corporation, limited liability corporation, limited or general partnership, joint venture, association, joint-stock corporation, trust, plan, unincorporated organization or government or any agency or political subdivisions thereof.

1.1.23	"Plan" means the Willbros Group, Inc. Management Severance Plan for Senior Management - Canada, effective October 30, 2014, as amended from time to time.

1.1.24	Not Used

1.1.25
"Sale of a Business" means the Company has sold or otherwise disposed of a Subsidiary, branch or other business unit (or all or substantially all of the assets thereof), in which the Participant was employed before such sale or disposition, to any Person, other than the Company or an Affiliate, and the Participant has been offered employment with the acquirer of such Subsidiary, branch or unit on substantially the same terms and conditions under which the Participant worked for the Participant's Employer.

1.1.26
"Separation from Service" means a Participant's termination or deemed termination from employment with the Employer. For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with his Employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six (6) month period.

Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, and such impairment causes the Participant to be unable to perform the duties of the Participant's position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period.
For the purposes of this Plan, a Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (A) the Participant and Employer reasonably anticipate the Participant will perform no further services for the Company or an Affiliate (whether as an employee or an independent contractor), or (B) that the level of bona fide services the Participant will perform for the Company or any Affiliate (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period or, if the Participant has been providing services to the Company, the Employer or an Affiliate for less than thirty-six (36) months, the full period over which the Participant has rendered services, whether as an employee or independent contractor.

1.1.27	"Severance Benefit" means the amount payable and benefits provided in accordance with Section 3.1 hereof.

1.1.28	"Severance Compensation" means, with respect to each Participant, the sum of the following:

(i)	The Participant's Annual Base Compensation at the rate in effect on the date of such Participant’s Separation from Service; plus

(ii)	The Participant's average annual cash bonus received during the thirty-six (36) month period ending on the date of Separation from Service

1.1.29
"Subsidiary" means any corporation, partnership, limited liability company or joint venture in which the Company, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares or a majority of the capital or profits interests of such partnership, limited liability company, or joint venture.

1.1.30
"Termination Date" means the date of the receipt of the Notice of Termination by Participant (if such notice is given by Participant's Employer) or by Participant's Employer (if such notice is given by Participant), or any later date, not more than thirty (30) days after the giving of such notice, specified in such notice; provided, however, that:

(a)	if Participant's employment is terminated by reason of death or Disability, the Termination Date shall be the date of Participant's death or the date of deemed termination of employment due to Disability, as applicable, regardless of whether a Notice of Termination has been given; and

(b)	if no Notice of Termination is given, the Termination Date shall be the last date on which the Participant is employed by an Employer; and

(c)
for purposes of Article 6 (Restrictive Covenants) if the Participant does not have a Separation from Service, the Termination Date shall be the date the entity that employs the Participant ceases to be a Subsidiary, or the date of the Sale of a Business.

1.1.31	"Voting Securities" means any securities of the Company which carry the right to vote generally in the election of directors.

1.1.32	"Willbros Party" means each of the Company or an Affiliate.

1.1.33
"Work Product" means any and all work product, including, but not limited to, documentation, tools, templates, processes, procedures, discoveries, inventions, innovations, technical data, concepts, know-how, methodologies, methods, drawings, prototypes, trade secrets, notebooks, reports, findings, business plans, recommendations and memoranda of every description, that Participant makes, conceives, discovers or develops alone or with others during the course of Participant's employment with an Employer or during the one (1) year period following Participant's Termination Date (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights).

Article 2    . ELIGIBILITY
2.1    Participation
An Employee shall be entitled to be a Participant if the Employee is selected for participation by the Chairman of the Board of the Company and signs an Acceptance of Participation, in a form acceptable to the Company, at any date prior to the date of an event which would cause the Employee to be entitled to a Severance Benefit. The Company shall provide a notice to each Employee who is designated to be a Participant.
2.2    Duration of Participation
A Participant shall cease to be a Participant when the Participant incurs a Separation from Service, unless such Participant is then entitled to a Severance Benefit. A Participant entitled to a Severance Benefit shall remain a Participant until the full amount of the Severance Benefit has been provided to such Participant. The Chairman of the Board of the Company may, from time to time, determine that a Participant shall no longer be a Participant; provided, however, that the Chairman of the Board of the Company shall not change the status of a Participant in any manner as of, after, or in anticipation of a Separation from Service. The Company shall provide a notice to each Participant of any revocation of Participant status.
Article 3    . SEVERANCE BENEFIT
3.1    Right to Severance Benefit
Subject to Sections 3.4 and 3.5, a Participant shall be entitled to receive a Severance Benefit from the Participant's Employer or the Company, as follows:

3.1.1
Separation from Service. If a Participant incurs an involuntary Separation from Service by action of the Employer other than for Cause, the Participant shall be entitled to a lump sum cash payment in an amount equal to one hundred percent (100%) of the Participant's

Severance Compensation under Section 1.1.28 only, which shall be paid on the Payment Date.

3.1.2
The Severance Benefit under Section 3.1.1 shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options and other benefits which may be owed to a Participant under any other plan or arrangement following termination, including, but not limited to, accrued vacation or sick pay, amounts or benefits payable under any incentive plan, any life insurance plan, health plan, disability plan, or any similar or successor plans.

3.1.3
The Severance Benefit under this Article is the Participant’s maximum entitlement and replaces any common law rights the Participant may have to reasonable notice of termination or pay in lieu of reasonable notice. The Participant has no termination entitlements other than as set out in this Plan.

3.2    Terminations Which Do Not Give Rise to a Severance Benefit
If a Participant dies, becomes Disabled, incurs a Separation from Service from the Employer for Cause or by reason of the Participant's voluntary Separation from Service or incurs a Separation from Service due to the Sale of a Business, the Participant shall not be entitled to a Severance Benefit..
3.3    Not Used
3.4    Payment Date Limitation
Notwithstanding anything to the contrary in this Plan, no payment under the Plan shall be paid later than the December 31 of the second calendar year following the calendar year in which the Separation from Service occurs.
3.5    Waiver and Release
Notwithstanding anything to the contrary in this Plan, in the event that the Participant becomes entitled to a Severance Benefit, no Willbros Party shall have any obligation to the Participant unless and until the Participant executes and delivers to the Company within sixty (60) days after Separation from Service a release and waiver substantially in the form attached hereto as Exhibit A, or as otherwise mutually acceptable. In addition, the Severance Benefit under this Article is the Participant’s maximum entitlement and replaces any common law rights the Participant may have to reasonable notice of termination or pay in lieu of reasonable notice. The Participant has no termination entitlements other than as set out in this Plan.

3.6    Breach of Covenants
If a court determines that the Participant has breached any covenants of Article 6 or other obligation entered into at any time between the Participant and any Willbros Party, then no Willbros Party shall have any obligation to pay or provide any Severance Benefits under Article 3 of the Plan.
Article 4    . ARTICLE NOT USED
Article 5    . NO SET-OFF OR MITIGATION
5.1    No Set-off

Participant's right to receive when due the payments and other benefits provided for under this Plan is absolute, unconditional and subject to no set-off, counterclaim, recoupment, or other claim, right or action that any Willbros Party may have against Participant or others, except as expressly provided in this Section 5.1 or as specifically otherwise provided in this Plan.
Notwithstanding the prior sentence, any Willbros Party shall have the right to deduct any amounts outstanding on any loans or other extensions of credit to Participant from a Willbros Party from the Participant's payments and other benefits (if any) provided for under this Plan.
Notwithstanding any provision of this Plan to the contrary, the Participant acknowledges that any incentive-based compensation paid to the Participant under this Plan may be subject to recovery by the Company under any clawback policy which the Company may adopt from time to time, including, without limitation, any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the United States Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company's common stock may be listed. The Participant agrees to promptly return any such incentive-based compensation which the Company determines it is required to recover from the Participant under any such clawback policy. Time is of the essence in the performance by the Willbros Parties of their respective obligations under this Plan.
5.2    No Mitigation
Participant shall not have any duty to mitigate the amounts payable by any Willbros Party under this Plan by seeking new employment or self-employment following termination. Except as specifically otherwise provided in this Plan, all amounts payable pursuant to this Plan shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Participant as the result of Participant's employment by another employer or self-employment.
Article 6    . RESTRICTIVE COVENANTS
6.1    Confidential and Proprietary Information
Participant agrees that Confidential and Proprietary Information constitutes valuable, special and unique assets of the Company and its Affiliates, developed at great expense by the Company and its Affiliates, and that competitors can reap potential or real economic benefits from the possession of such information that is not otherwise available to them. The Participant acknowledges that in the course of performing services for a Willbros Party, the Participant may create (alone or with others), learn of, have access to, receive and be provided training in the handling of Confidential and Proprietary Information. Each Participant recognizes that all such Confidential and Proprietary Information constitutes a legitimate business interest of the Company and its Affiliates and is the sole and exclusive property of the Company and its Affiliates or of third parties to which the Company or an Affiliate owes a duty of confidentiality, that it is the Company's policy to safeguard and keep confidential all such Confidential and Proprietary Information, and that disclosure of Confidential and Proprietary Information to an unauthorized third party would cause irreparable harm to the Company and its Affiliates. Each Participant agrees that, except as required by the duties of the Participant's employment with the Company or any of its Affiliates and except in connection with enforcing Participant's rights under this Plan or if compelled by a court or governmental agency, in each case provided that prior written notice is given to the Company, the Participant will not, without the written consent of the Company, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential and Proprietary Information disclosed to Participant or otherwise obtained by Participant during his employment with the Company or its Affiliates, and will take all necessary precautions to prevent disclosure to any unauthorized individual or entity (whether or not such individual or entity is employed or engaged by, or is otherwise affiliated with, the Company or any Affiliate), and will use the Confidential and Proprietary Information solely for the benefit of the Company and its Affiliates and will not use the Confidential and Proprietary Information for the benefit of any other Person nor permit its use for the benefit of Participant. These obligations shall continue during and after the termination of Participant's employment for any reason and for so long as the Confidential and Proprietary Information remains Confidential and Proprietary Information.
6.2    Non-Competition
Participant acknowledges and agrees that, as an Employee and representative of the Company or a Canadian Affiliate (defined below), Participant has been and will be given specialized training and/or information regarding the Company's and its Canadian Affiliates' business methods and access to certain Confidential and Proprietary Information. Participant therefore acknowledges and agrees that the protection of such information constitutes a legitimate business interest of the Company and its Canadian Affiliates. Consequently, and as ancillary covenants to the terms, conditions and promises set forth elsewhere in this Plan, and in particular the covenants set forth in this Article 6, Participant agrees to this non-competition covenant. During the period beginning on the Effective Date and ending on the first anniversary of the date of Separation from Service, regardless of the reason for Participant's Separation from Service (including resignation, termination with or without Cause, and voluntary termination). Participant agrees that without the written consent of the Company, Participant shall not at any time, directly or indirectly, in any capacity:

6.2.1
engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business within the Western Canadian Provinces (defined below); provided, however, that after Participant's Separation from Service, this Section 6.2 shall not preclude Participant from:

(i)
being an employee of, or consultant to, any division (a discrete business unit for purposes of operations, accounting, and/or marketing) of a Competitive Business but only if: (A) such division does not qualify as a Competitive Business in its own right, and (B) Participant does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business, or

(ii)	with the approval of the Company, being a consultant to, an advisor to, a director of, or an employee of, a Competitive Business.
This restriction applies to the geographic location of the provinces of Manitoba, Saskatchewan, Alberta and British Columbia (the “Western Canadian Provinces”) and to those Affiliates that primarily conduct business activities in Canada (the “Canadian Affiliates”), it being acknowledged by both the Company and the Participant that the competitors of the Canadian Affiliates are confined to the Western Canadian Provinces; or

6.2.2	make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business.
Nothing in this Section 6.2.2 shall, however, restrict the Participant from making an investment in any Competitive Business if such investment does not:

(i)	give Participant any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, or

(ii)	create a conflict of interest between Participant's duties to the Company and its Canadian Affiliates or under this Plan and his interest in such investment.

6.2.3	establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee of the Company or a Canadian Affiliate, if such business is or will be a Competitive Business in the Western Canadian Provinces.

6.3    Non-Solicitation
Participant acknowledges and agrees that, as an employee and representative of the Company or a Canadian Affiliate, Participant has been and will be given specialized training and/or information and materials belonging to the Company, its Canadian Affiliates and to third parties, including but not limited to, clients, vendors, suppliers and customers, who have furnished such information and materials to the Company and its Canadian Affiliates under obligations of confidentiality. Participant acknowledges and agrees that this creates a special relationship of trust and confidence between the Company, its Canadian Affiliates, Participant and the Company's established vendors, suppliers, and customers. Participant further acknowledges and agrees that there is a high risk and opportunity for any person given such training and information to misappropriate the relationship and goodwill existing between the Company and its Canadian Affiliates and the Company's established clients, vendors, suppliers, and customers. Consequently, and as ancillary covenants to the terms, conditions and promises set forth elsewhere in this Plan, and in particular the covenants set forth in this Article 6, Participant agrees to this non-solicitation covenant. During the period beginning on the Effective Date and ending on the first anniversary of the date of Separation from Service, regardless of the reason for Participant’s Separation from Service (including resignation, termination with or without Cause, and voluntary termination), the Participant shall not, directly or indirectly:

6.3.1
other than in connection with the good-faith performance of his duties as an officer of the Company or its Canadian Affiliates, cause or attempt to cause any employee, director or consultant of the Company or a Canadian Affiliate to terminate his relationship with the Company or a Canadian Affiliate;

6.3.2
solicit the employment or engagement as a consultant or adviser, of any employee of the Company or a Canadian Affiliate (other than by the Company or its Affiliates), or cause or attempt to cause any Person to do any of the foregoing;

6.3.3
solicit the purchase or sale of goods, services or combination of goods and services in respect to the Western Canadian Provinces from the established customers of the Company or a Canadian Affiliate in either case with whom the Participant has had direct business dealings in respect to the Western Canadian Provinces while in the employ of the Company or a Canadian Affiliate. For the purpose of this provision, "established customers" shall be deemed to include any entity or Person which has been a customer or supplier of the Company or a Canadian Affiliate in respect to the Western Canadian Provinces within twelve (12) months of the date of Participant's Separation from Service with the Company or a Canadian Affiliate.

6.4    Intellectual Property

6.4.1
During the period of Participant's employment with the Company or any Affiliate, and thereafter upon the Company's request, regardless of the reason for Participant's Separation from Service, Participant shall disclose immediately to the Company all Work Product that:

(i)
relates to the business of the Company or any Affiliate or any customer or supplier to the Company or an Affiliate or any of the products or services being developed, manufactured, sold or otherwise provided by the Company or an Affiliate or that may be used in relation therewith; or

(ii)	results from tasks or projects assigned to Participant by the Company or an Affiliate; or

(iii)	results from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or an Affiliate.
Participant agrees that any Work Product shall be the property of the Company. Participant hereby assigns, and agrees to assign, to the Company all right, title and interest in and to the Work Product and all copies thereof, and all copyrights, patent rights, trademark rights, trade secret rights and all other proprietary and intellectual property rights in the Work Product, without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of Participant.

6.4.2
Notwithstanding the foregoing, the Company agrees and acknowledges that the provisions of Section 6.4.1 relating to ownership and disclosure of Work Product do not apply to any inventions or other subject matter for which no equipment, supplies, facility, or trade secret information of the Company or an Affiliate was used and that are developed entirely on Participant's own time, unless:

(i)
the invention or other subject matter relates: (a) to the business of the Company or an Affiliate, or (b) to the actual or demonstrably anticipated research or development of the Company or any Affiliate, or

(ii)	the invention or other subject matter results from any work performed by Participant for the Company or any Affiliate.

6.4.3
Participant agrees that, upon disclosure of Work Product to the Company, Participant will, during his employment by the Company or an Affiliate and at any time thereafter, at the request and cost of the Company, execute all such documents and perform all such acts as the Company or an Affiliate (or their respective duly authorized agents) may reasonably require:

(iv)
to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other intellectual property protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and

(v)
to prosecute or defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other intellectual property protection, or otherwise in respect of the Work Product.

6.4.4
In the event that the Company is unable, after reasonable effort, to secure the Participant's execution of such documents as provided in Section 6.4.3, whether because of Participant's physical or mental incapacity or for any other reason whatsoever, Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution, issuance and protection of letters patent, copyright and other intellectual property protection with the same legal force and effect as if personally executed by Participant.

6.5    Non-Disparagement

6.5.1
On and after any Separation from Service, Participant shall not make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that:

(iii)
accuses or implies that the Company and/or any of its Affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful or improper conduct, whether relating to Participant's employment (or the termination thereof), the business or operations of the Company and/or an Affiliate, or otherwise; or

(iv)
disparages, impugns or in any way reflects adversely upon the business or reputation of the Company and/or any of its Affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.

6.5.2	The Company agrees not to authorize any statement, observation or opinion, or communicate any information (whether oral or written, direct or indirect) that:

(vi)
accuses or implies that Participant engaged in any wrongful, unlawful or improper conduct relating to Participant's employment or termination thereof with the Company or any Affiliate, or otherwise; or

(vii)	disparages, impugns or in any way reflects adversely upon the reputation of Participant.

6.5.3
Notwithstanding anything to the contrary in this Plan, nothing herein shall be deemed to preclude Participant or the Company and its Affiliates from providing truthful testimony or information pursuant to a subpoena, court order or other similar legal or regulatory process, provided, that to the extent permitted by law, Participant will promptly inform the Company of any such obligation prior to participating in any such proceedings.

6.6    Reasonableness of Restrictive Covenants

6.6.1
Participant acknowledges that the covenants contained in this Plan are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company's and its Affiliates' legitimate interests in their Confidential and Proprietary Information, their proprietary work, and in their relationships with their employees, customers, suppliers and agents.

6.6.2
The Company has, and Participant has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Participant acknowledges that his observance of the covenants contained herein will not deprive Participant of the ability to earn a livelihood or to support his dependents.

6.6.3	Participant understands he is bound by the terms of this Article 6, whether or not he receives severance payments under this Plan or otherwise.
6.7    Right to Injunction; Survival of Undertakings

6.7.1
In recognition of the confidential nature of the Confidential and Proprietary Information, and in recognition of the necessity of the limited restrictions imposed by this Plan, Participant and the Company agree that it would be impossible to measure solely in money the damages which the Company and its Affiliates would suffer if Participant were to breach any of his obligations hereunder. Participant acknowledges that any breach of any provision of this Plan would irreparably injure the Company and its Affiliates. Accordingly, Participant agrees that if he breaches any of the provisions of this Plan, the Company and its Affiliates shall be entitled, in addition to any other remedies to which the Company and its Affiliates may be entitled under this Plan or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of this Plan and Participant hereby waives any right to assert any claim or defense that the Company and its Affiliates have an adequate remedy at law for any such breach.

6.7.2	The covenants in this Article 6 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.

6.7.3
All of the provisions of this Plan shall survive any Separation from Service of Participant, without regard to the reasons for such termination. Notwithstanding anything to the contrary in this Plan, in addition to any other rights it may have, neither the Company nor any Affiliate shall have any obligation to pay or provide severance or other benefits after the date of Separation from Service if Participant has materially breached any of Participant's obligations under this Plan.

6.7.4
All covenants in this Article 6 shall be construed as an agreement independent of any other provision in this Plan, and the existence of any claim or cause of action of the Participant against the Company or an Affiliate, whether predicated on this Plan, or otherwise, shall not constitute a defense to the enforcement by the Company or an Affiliate of such covenants.

Article 7    . NON-EXCLUSIVITY OF RIGHTS
7.1    Waiver of Certain Other Rights
To the extent that Participant shall have received severance payments or other severance benefits under any other plan, program, policy, practice or procedure or agreement of any Willbros Party prior to receiving severance payments or other severance benefits pursuant to Article 3, the severance payments or other severance benefits under such other plan, program, policy, practice or procedure or agreement shall reduce (but not below zero) the corresponding severance payments or other benefits to which Participant shall be entitled under Article 3. To the extent that Participant accepts payments made pursuant to Article 3, he shall be deemed to have waived his right to receive a corresponding amount of future severance payments or other severance benefits under any other plan, program, policy, practice or procedure or agreement of any Willbros Party.
7.2    Other Rights
Except as expressly provided in this Plan, the Participant's participation in the Plan shall not prevent or limit Participant's continuing or future participation in any benefit, bonus, incentive or other plan, program, policy, practice or procedure provided by a Willbros Party and for which Participant may qualify, nor shall this Plan limit or otherwise affect such rights as Participant may have under any other plans with a Willbros Party. Amounts that are vested benefits or that Participant is otherwise entitled to receive under any plan, program, policy, practice or procedure and any other payment or benefit required by law at or after the date of Separation from Service shall be payable in accordance with such plan, program, policy, practice or procedure or applicable law except as expressly modified by this Plan.
7.3    No Right to Continued Employment

Nothing in this Plan shall guarantee the right of Participant to continue in employment, and the Company and the Employer retain the right to terminate Participant's employment at any time for any reason or for no reason.
Article 8    . PARTICIPATING EMPLOYERS
This Plan may be adopted by any Subsidiary. Upon such adoption, the Subsidiary shall become an Employer and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary who are designated Participants by the Chairman of the Board. This Plan establishes and vests in each Participant a contractual right to the relevant benefits hereunder, enforceable by the Participant against the Participant's Employer. The Company agrees unconditionally to guarantee the performance by, and obligation of, each Employer under the Plan.
Article 9    . SUCCESSOR TO EMPLOYER
This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that the Employer would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Employer shall require such successor expressly and unconditionally to assume and agree to perform the Employer’s obligations under this Plan, in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. The terms “Company” and “Employer,” as used in this Plan, shall mean the Company or an Employer, respectively, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.
Article 10    . DURATION AND AMENDMENT
10.1    Duration
The initial term of the Plan shall be the period beginning on the Effective Date and ending on (and including) December 31, 2014. Beginning on the last day of such initial term, and on each successive anniversary of such date, the term of the Plan shall be extended automatically for an additional successive one (1) year term; provided, however, that if, at least three (3) months prior to the last day of any such term, the Company shall give to the Participants written notice that no such automatic extension shall occur, then this Plan shall terminate on the last day of such term. This Plan shall remain in effect until so terminated by the Company. Failure of the Company to provide the required notice to Participants shall be considered as an extension of this Plan for an additional one (1) year term.
10.2    Amendment
The Plan may not be amended except for:

(i)	an amendment that increases the benefits payable under the Plan or otherwise constitutes a bona fide improvement of a Participant’s rights under the Plan, or

(ii)	an amendment which decreases the benefits of a Participant that is consented to in writing by such Participant or that is required in order for the Plan to comply with applicable law or regulation.
10.3    Notices

All notices and other communications under this Plan shall be in writing and delivered by hand or by a nationally-recognized delivery service that promises overnight delivery addressed as follows:
If to Participant:
to Participant at his most recent home address on file with the Company.
If to the Company or the Employer:
Willbros Group, Inc.

4400 Post Oak Parkway, Suite 1000

Houston, TX 77027
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.
Article 11    . ARTICLE NOT USED
Article 12    . MISCELLANEOUS
12.1    Indemnification
If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by the Plan, the Participant's Employer shall, if the Participant prevails in such action, pay for all reasonable legal fees and expenses incurred by such Participant.
12.2    Employment Status
The Plan does not constitute a contract of employment or impose on the Participant or the Participants Employer any obligation to retain the Participant as an Employee, any restriction on changing the status of the Participant's employment, or any restriction on changing the policies of the Company or its Affiliates regarding termination of employment.
12.3    Validity and Severability
The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.4    Governing Law
The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the Province of Alberta and the federal law of Canada as applicable therein.

12.5    Withholding and Payment of Taxes
The Company or its Affiliates may withhold from any amounts payable under the Plan all federal, state, provincial, territorial, local and/or other taxes as shall be legally required. In addition, except as otherwise provided herein, each Participant shall be solely responsible for the payment of all income, excise and other taxes which are individually levied on the Participant by any taxing authority with respect to any amount paid to such Participant under the Plan.
12.6    Obligations Unfunded
All benefits due a Participant under the Plan are unfunded and unsecured and are payable out of the general funds of the Employers. One or more Employers may establish a "grantor trust" for the payment of benefits and obligations hereunder, the assets of which shall be at all times subject to the claims of creditors as provided for in such trust.
12.7    Construction
For the purposes of the Plan, the following rules of construction apply:

12.7.1	The word "or" is disjunctive but not necessarily exclusive.

12.7.2	Words in the singular include the plural; words in the plural include the singular; and words importing the use of any gender shall include all genders.

The Plan has been adopted by the Company to be effective as of the 30th day of October, 2014.

WILLBROS GROUP, INC. By: /s/ Van Welch Name: Van Welch Title: Executive Vice President and Chief Financial Officer

EXHIBIT A
WILLBROS GROUP, INC. WAIVER AND
RELEASE AGREEMENT
This agreement, waiver and release (this "Agreement"), made as of the _____ day of _____________, 20____ (the "Effective Date"), is made by and among Willbros Group, Inc. (together with all successors thereto, "Company") and ___________________________("Participant").
WHEREAS, the Participant is eligible for a benefit under that certain Willbros Group, Inc. Management Severance Plan for Senior Management - Canada ("Severance Plan");
NOW THEREFORE, in consideration for receiving benefits and severance under the Severance Plan and in consideration of the representations, covenants and mutual promises set forth in this Agreement, the parties agree as follows:
1. Release. Except with respect to all of the Company's obligations under the Severance Plan, Participant and Participant's heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby remise, release, and forever discharge the Company, its predecessors, successors, parent, subsidiaries, affiliates, and assigns, and its respective officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns, and affiliates (hereinafter referred to as the Releasees) from all grievances, liabilities, actions, causes of actions, contracts and covenants, whether express or implied, claims, and demands for damages, indemnity, costs, interest, loss or injury of every nature and kind whatsoever and howsoever arising, which I have had, may now have, or may hereinafter have, up to the date of this Agreement, in any way connected with my employment with the said Releasees, the termination of the employment, the loss of employment with the Releasees, the loss of any medical insurance, short-term and long-term insurance coverage, claims or benefits contributed to or sponsored by the said Releasees, and all costs in seeking alternate employment.
Participant further covenants and agrees to save harmless and indemnify the said Releasees from and against any and all claims and demands made by Canada Revenue Agency requiring the Releasees to pay income tax, penalties or charges under the Income Tax Act (Canada), and from and against any and all claims and demands made by Human Resources and Skills Development Canada with respect to any amounts which may, in the future, be found to be payable or repayable by the Releasees under the Employment Insurance Act (Canada).
It is understood and agreed that by executing this Agreement that I am waiving all rights that I have had, may now have, or may hereinafter have under any employment standards legislation, occupational health and safety legislation, workers' compensation legislation and any human rights legislation and I specifically waive any right to bring any complaint under the Alberta Human Rights Act or any similar Federal or provincial legislation including any rights to further compensation or reinstatement.
This Agreement does not apply to the payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to the Participant under the terms of a Company-sponsored tax qualified retirement or savings plan, except that the Participant hereby releases and waives any claims that his termination was to avoid payment of such benefits or payments, and that, as a result of his termination, he is entitled to additional benefits or payments. Additionally, this Agreement does not apply to any of Participant's rights or obligations with respect to indemnification or directors' and officers' liability coverage to which Participant is entitled or subject in his capacity as a former officer or employee of the Company. This Agreement does not apply to any claim or rights which might arise out of the actions of the Company after the date the Participant signs this Agreement. Further, notwithstanding anything herein to the contrary, nothing herein or otherwise shall release the Company from any claims, rights or damages that may not be released or waived as a matter of law.
2. No Inducement. Participant agrees that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that the Participant is entering into this Agreement without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Agreement.
3. Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Participant files a claim against the Company with respect to a claim released by Participant herein, the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and severance payments under the Severance Plan until such claim is withdrawn by Participant.
4. Advice of Counsel and Time to Consider. Participant acknowledges the following:
(a) Participant has read this Agreement, and understands its legal and binding effect. Participant is acting voluntarily and of Participant's own free will in executing this Agreement.
(b) Participant has been advised to seek and has had the opportunity to seek legal counsel in connection with this Agreement.
(c) Participant was given at least twenty one (21) days to consider the terms of this Agreement before signing it.
5. Revocation. Participant understands that, if Participant signs this Agreement, Participant may revoke it within seven days after signing it by delivering written notification of intent to revoke within that seven day period. Participant understands that this Agreement will not be effective until after the seven (7) day period has expired.
6. No Admission. This Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of rights, or of the Participant's rights, or of any person, or any violation of any order, law, statute, duty or contract.
7. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Agreement. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.
8. Amendment. This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and the Participant. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.
9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
10. Headings. The headings of this Agreement are not part of the provisions hereof and shall not have any force or effect.
11. Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

12. Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with laws of the Province of Alberta and the federal law of Canada as applicable therein.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.

________________________________________ [INSERT PARTICIPANT NAME] Date:____________________________________
WILLBROS GROUP, INC., acting on behalf of itself and its Subsidiaries and Affiliates

By:__________________________________

Name:________________________________

Title:_________________________________

Date:_________________________________

ACKNOWLEDGMENT
I HEREBY ACKNOWLEDGE that Willbros Group, Inc. (the "Company") informed me in writing that:

(1)	I should consult with legal counsel before signing the Waiver and Release Agreement ("Agreement") that was provided to me.

(2)	The Company shall not accept my signed Agreement prior to the last day of my employment.
I HEREBY FURTHER ACKNOWLEDGE receipt of the Agreement on the ______ day of _______________, 20___.

_______________________________________ [INSERT PARTICIPANT NAME] Date:___________________________________	__________________________________ Witness Date:_________________________________

ACCEPTANCE OF PARTICIPATION IN THE WILLBROS GROUP, INC. MANAGEMENT SEVERANCE PLAN FOR SENIOR MANAGEMENT - CANADA
I acknowledge that I have been selected as eligible to become a Participant in the Willbros Group, Inc. Management Severance Plan for Senior Management - Canada, effective October 30, 2014 (the "Plan"), as a key, management member of Willbros Group, Inc. or its affiliates (collectively "Willbros Group").
I hereby acknowledge that I have received a copy of the Plan, that I have reviewed the terms of the Plan, and that I hereby agree to all of the terms and conditions of the Plan.
As ancillary covenants to the terms, conditions, and promises set forth elsewhere in the Plan, and in particular the covenants set forth in Article 6 of the Plan, I agree to and understand that my participation in the Plan places certain restrictions and limitations on future employment following my termination from the Willbros Group and that the availability of severance benefits under the Plan are conditioned on the timely return of an executed waiver and release of claims, as described in the Plan. Such restrictions and limitations are a reasonable measure to protect the legitimate interests of the Willbros Group in its Confidential and Proprietary Information (as defined in the Plan) which have been, and will continue to be, disclosed to me as a key management employee. I agree that in the event of my breach of these continuing legal obligations, the Willbros Group will suffer irreparable harm absent entry of an injunction barring my breach. I freely submit to the jurisdiction of the courts and to the substantive laws of the Province of Alberta and the federal law of Canada as applicable therein with regard to the enforcement of my continuing obligations to the Willbros Group under the Plan. I further agree to waive any and all procedural defenses, including, but not limited to, those based on assertions of inadequate consideration, lack of jurisdiction and/or standing, waiver, and unenforceability. In the event the Willbros Group is the prevailing party in any legal action arising from a breach of my obligations under the Plan, I agree to pay its costs and attorneys fees with respect to the action.

_______________________________________ [INSERT PARTICIPANT NAME] Date:__________________________________